Exhibit 10.2

Execution Version

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of November 5, 2024, among Stericycle, Inc., a Delaware corporation (the “Company”), the Guarantor party thereto, and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), a national banking association, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Guarantor have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of November 24, 2020, providing for the issuance of an unlimited aggregate principal amount of 3.875% Senior Notes due 2029 (the “Notes”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of June 3, 2024, by and among Waste Management, Inc., a Delaware corporation (“Waste Management”), Stag Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Waste Management (“Merger Sub”), and the Company, pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as an indirect wholly owned subsidiary of Waste Management;

WHEREAS, in connection with the Merger, pursuant to the terms and subject to the conditions set forth in the Exchange Offer Memorandum and Consent Solicitation Statement, dated September 10, 2024 (as amended to date, the “Offering Memorandum”), Waste Management has offered to certain eligible Holders of the Notes to exchange (the “Exchange Offer”) any and all of their $500 million aggregate principal amount outstanding of the Notes for a series of new notes to be issued by Waste Management, and Waste Management, on behalf of the Company, has solicited consents from such Holders of the Notes, to, among other things, amend certain provisions of the Indenture and the Notes to eliminate certain of the covenants, restrictive provisions and events of default, as set forth in this Supplemental Indenture (the “Amendments”);

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may, subject to certain exceptions set forth in the Indenture, amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes) (the “Requisite Consents”);

WHEREAS, in accordance with that certain Lien Release Acknowledgement, dated as of November 28, 2022, Stericycle Communications Solutions, Inc. was released and discharged from its obligations under the Indenture and its Guarantee thereunder, in connection with Stericycle Communications Solutions, Inc.’s release and discharge in full from all of its obligations under its Guarantee under that certain Amended and Restated Credit Agreement, dated as of September 30, 2021, among the Company, certain subsidiaries of the Company party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent;

WHEREAS, as of 5:00 p.m., New York City time, on September 23, 2024, the Requisite Consents have been validly delivered by Holders and not validly revoked and the Company has delivered to the Trustee sufficient evidence of the Requisite Consents to enter into this Supplemental Indenture to effect the Amendments under the Indenture; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the Company and the Guarantor, and all other acts and requirements necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein (including receipt of the Requisite Consents) have been duly taken.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. For all purposes of this Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a)	Capitalized terms used herein that are not defined herein, but are defined in the Indenture, shall have the respective meanings given to them in the Indenture;

(b)	All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and

(c)	The terms defined in this Supplemental Indenture shall have the respective meanings assigned to them herein and, if the definition of any of the terms defined herein differs from its respective definition set forth in the Indenture, the definition set forth in this Supplemental Indenture shall control.

(2) Amendments to the Notes and the Indenture. From and after the Closing Date (as defined below), the Indenture shall hereby be amended by deleting the following Sections or Clauses of the Indenture and all references and definitions related solely thereto in their entirety, except to the extent otherwise provided below, and these Sections and Clauses shall be of no further force and effect, and shall no longer apply to the Notes, and the words “[INTENTIONALLY DELETED]” shall be inserted, in each case, in place of the deleted text:

Section 4.03 (“Reports”)

Section 4.05 (“Taxes”)

Section 4.06 (“Stay, Extension and Usury Laws”)

Section 4.07 (“Limitation on Sale and Leaseback Transactions”)

Section 4.08 (“Liens”)

Section 4.09 (“Company Existence”)

Section 4.10 (“Offer to Repurchase Upon Change of Control Triggering Event”)

Section 4.11 (“Additional Guarantees”)

Section 5.01 (“Merger, Consolidation or Sale of Assets”)

Section 6.01(iii), (iv), (v), (vi), (vii) and (viii) (“Events of Default”)

The failure to comply with the terms of any of the Sections or Clauses of the Indenture set forth above shall no longer constitute a default or Event of Default under the Indenture and shall no longer have any consequence under the Indenture.

(3) Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective upon execution and delivery of this instrument by each of the parties hereto. Notwithstanding the foregoing sentence, the Amendments set forth in Section 2 hereof shall become operative on and as of the date on which the Exchange Offer is consummated in accordance with the terms and conditions set forth in the Offering Memorandum (the “Closing Date”). If the Exchange Offer is not consummated in accordance with the terms and conditions set forth in the Offering Memorandum, the Amendments set forth in Section 2 hereof shall not become operative and shall be null and void for all purposes under the Indenture and the Notes.

(4) Relationship to the Indenture. This Supplemental Indenture constitutes an integral part of the Indenture. This Supplemental Indenture is a supplemental indenture within the meaning of the Indenture. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Notes, the Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Except as expressly modified by this Supplemental Indenture, the provisions of the Indenture shall govern the terms and conditions of the Notes. The provisions of this Supplemental Indenture shall supersede any conflicting provisions of the Indenture with respect to the Notes. To the extent not expressly amended or modified by this Supplemental Indenture, the Indenture shall remain in full force and effect.

(5) Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies, or conflicts with the Trust Indenture Act of 1939 (as amended, the “TIA”) or another provision which is required or deemed to be included in the Indenture by the TIA, the TIA or such required or deemed provision, as applicable, shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA, that may be so modified or excluded, the provision on the TIA shall be deemed to apply to the Indenture as so modified or shall be excluded, as the case may be.

(6) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(7) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(8) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(9) The Trustee. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

(10) Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

STERICYCLE, INC.

/s/ Leslie Nagy
Name: Leslie Nagy
Title: Vice President and Treasurer

STERICYCLE INTERNATIONAL, LLC

As Guarantor

/s/ Leslie Nagy
Name: Leslie Nagy
Title: Vice President and Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:	/s/ Linda Garcia
Name: Linda Garcia
Title: Vice President

[Signature Page to First Supplemental Indenture]